EXHIBIT 99.1

Allied Capital Announces the Appointment of Edwin L. Harper
to the Company’s Board of Directors

Washington, DC – March 15, 2006 – Allied Capital (NYSE: ALD) today announced that Edwin L. Harper has been appointed to serve on Allied Capital’s Board of Directors effective immediately.

Mr. Harper currently serves as Senior Vice President for Public Affairs and Government Relations of Assurant, Inc., a financial services and insurance provider. From 1992 to 1997, Mr. Harper served as President and Chief Executive Officer of the Association of American Railroads. He also spent five years with Campbell Soup Company, serving as Chief Financial Officer from 1986 to 1991. Earlier in his career, Mr. Harper served on the White House staffs of both President Reagan and President Nixon.

“Edwin Harper’s extensive business experience and his keen knowledge of financial services and insurance will augment and complement the strengths of our Board,” noted Bill Walton, Chairman and CEO of Allied Capital. “We welcome Ed to Allied Capital and know that he will make considerable contributions to our company and our leadership team.”

As an independent director, Mr. Harper will stand for election at the 2006 annual meeting of stockholders in May, and if elected will serve a three-year term; he was nominated by the Corporate Governance/Nominating Committee of the Board. With this new addition, the Board of Directors now has fourteen members, eleven of whom are independent. Mr. Harper has also been appointed to serve on the Executive Committee of the Board.

About Allied Capital
Allied Capital Corporation, a leading business development company with total assets of more than $4 billion, has paid regular, quarterly cash dividends to shareholders since 1963. Allied Capital invests in the American entrepreneurial economy by providing capital to companies seeking a long-term financial partner and access to managerial resources often unavailable to smaller companies. Since its IPO in 1960, the Company has provided long-term debt and equity financing to thousands of middle market companies. In serving its shareholders, Allied Capital helps build middle market businesses and support American jobs. The Company’s private finance portfolio includes investments in over 100 companies that generate aggregate revenues of more than $10 billion and employ more than 85,000 people.

Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the Company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com. All media inquiries should be directed to Stan Collender at (703) 408-1007.

Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Allied Capital’s periodic filings with the Securities and Exchange Commission.

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